UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant  ☒     Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12
CST BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following is the transcript of a video made available by CST Brands, Inc. to its employees on August 24, 2016:

Q.     What was announced today?

Kim Lubel – CST Brands, Inc. – Chief Executive Officer, President and Chairman of the Board:

So this morning, for all of our employees who weren’t able to be with us in San Antonio, we announced that we entered into an agreement to merge with Couche-Tard. As you know, Couche-Tard is a global company with operations across the world. In particular, a very strong presence in North America; 10,000 locations when we come together. So a much bigger, more stable global platform that the CST network will be joining. We expect the transaction to take about five months to get through the regulatory process. Our shareholder meeting will be later this year for the shareholders to approve the merger. And then the story will come together. So, our three year stand-alone company chapter is coming to an end but we’re really entering a great new chapter for everybody. For our network, for our customers, and for our employees as well to be part of that. So it was an exciting morning this morning. Somewhat bittersweet because we all are so passionate about our customers and our employees. But hearing Brian speak this morning, clearly that’s a Couche-Tard element as well. So, passion for the business, our customers, our employees, I think is something both companies share and coming together is going to go very well. I’m sure of that.

Brian P. Hannasch – Alimentation Couche-Tard Inc. – President and Chief Executive Officer:

Thanks. And I’ll just add it’s a great geographic fit for the two companies to come together. Based on the brief time together, I think the cultures are more alike that different. And we can learn a lot from each other and create an even better experience for our customers going forward.

Q.     What do you love about the C-store business?

Kim Lubel – CST Brands, Inc. – Chief Executive Officer, President and Chairman of the Board:

When we get a chance to work in the stores, it is so much fun to see the interaction between our store employees and their customers that come in every single day. I think, that for me is the most gratifying part of my job, is actually being able to see that delivery of that great customer service.

Brian P. Hannasch – Alimentation Couche-Tard Inc. – President and Chief Executive Officer:

Retail is hard business, and if you don’t love people you can’t be in this business. You know, you just have to love the people, love the interaction, love giving good customer service.

Q.    What can the two companies learn from each other?

Brian P. Hannasch – Alimentation Couche-Tard Inc. – President and Chief Executive Officer:
Where’s my bag? I got a bag full of items that we don’t carry that I think we can carry. We just had tacos. I had breakfast tacos this morning and we had tacos again for lunch. Very good. We had mini pizzas. So they’re on the same journey we are; becoming a better food merchant, retailer. And I think we can learn from each other and accelerate the journey.

Kim Lubel – CST Brands, Inc. – Chief Executive Officer, President and Chairman of the Board:

For CST, obviously, one chapter is coming to an end but another great chapter is just starting. So, the ability to join Couche-Tard on this journey to be the world’s preferred destination for convenience and fuel, I think it’s just so exciting for our stores and our folks to be able to be part of that much larger, global company as well.

Brian P. Hannasch – Alimentation Couche-Tard Inc. – President and Chief Executive Officer:

And thank you for all that you all do for both of our networks today and look forward to being in touch in the very near future.

Important Additional Information

In connection with the proposed transaction, CST intends to file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. The definitive proxy statement will be sent or given to CST stockholders and will contain important information about the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE. Investors and security holders will be able to obtain a copy of the proxy statement as well as other documents filed with the SEC free of charge at the SEC’s website at http://www.sec.gov. In addition, the proxy statement, the SEC filings that will be incorporated by reference in the proxy statement and the other documents filed with the SEC by CST may be obtained free of charge from CST’s Investor Relations page on its corporate website at http://www.cstbrands.com.

Certain Information Concerning Participants

CST and its directors, executive officers, and certain other members of management and employees, may be deemed to be participants in the solicitation of proxies from CST stockholders in connection with the proposed transaction. Information about the directors and executive officers of CST is set forth in CST’s Annual Report on Form 10-K for the year ended December 31, 2015 and the proxy statement on Schedule 14A for CST’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.